CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ProtoKinetix, Incorporated (a development stage company), ("the Company") of our report dated April 12, 2007, on our audit of the balance sheet of the Company as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006, and 2005, and for the period from December 23, 1999 (date of inception) to December 31, 2006.

Our report, dated April 12, 2007, contains an explanatory paragraph that states that the Company has not generated revenues or positive cash flows from operations and has an accumulated deficit at December 31, 2006.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington
September 6, 2007